CUSIP No. 60040N105	13G

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 13G
(Rule 13d-102)

Information to be Included in Statements Filed Pursuant to Rules 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2(b)
(Amendment No. )*

Millennial Media, Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

60040N105
(CUSIP Number)

December 31, 2012
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)
__________________
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1		NAMES OF REPORTING PERSONS
Columbia Capital Equity Partners IV (QP), L.P.

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☑
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-
	6	SHARED VOTING POWER
9,988,544
	7	SOLE DISPOSITIVE POWER
-0-
	8	SHARED DISPOSITIVE POWER 9,988,544
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9,988,544
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11		PERCENT OF CLASS REPRESENTED IN ROW (9)
12.75%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

1		NAMES OF REPORTING PERSONS
Columbia Capital Equity Partners IV (QPCO), L.P.

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☑
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-
	6	SHARED VOTING POWER
1,228,961
	7	SOLE DISPOSITIVE POWER
-0-
	8	SHARED DISPOSITIVE POWER 1,228,961
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,228,961
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11		PERCENT OF CLASS REPRESENTED IN ROW (9)
1.57%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

1		NAMES OF REPORTING PERSONS
Columbia Capital Equity Investors IV, L.P.

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☑
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-
	6	SHARED VOTING POWER
80,397
	7	SOLE DISPOSITIVE POWER
-0-
	8	SHARED DISPOSITIVE POWER 80,397
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
80,397
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11		PERCENT OF CLASS REPRESENTED IN ROW (9)
0.10%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

1		NAMES OF REPORTING PERSONS
Columbia Capital Equity Partners IV, L.P.

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☑
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-
	6	SHARED VOTING POWER
11,217,505
	7	SOLE DISPOSITIVE POWER
-0-
	8	SHARED DISPOSITIVE POWER 11,217,505
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11,217,505
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11		PERCENT OF CLASS REPRESENTED IN ROW (9)
14.32%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

1		NAMES OF REPORTING PERSONS
Columbia Capital IV, LLC

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☑
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-
	6	SHARED VOTING POWER
11,297,902
	7	SOLE DISPOSITIVE POWER
-0-
	8	SHARED DISPOSITIVE POWER 11,297,902
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11,297,902
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11		PERCENT OF CLASS REPRESENTED IN ROW (9)
14.42%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

1		NAMES OF REPORTING PERSONS
Harry F. Hopper, III

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☑
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-
	6	SHARED VOTING POWER
11,297,902
	7	SOLE DISPOSITIVE POWER
-0-
	8	SHARED DISPOSITIVE POWER 11,297,902
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11,297,902
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11		PERCENT OF CLASS REPRESENTED IN ROW (9)
14.42%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

1		NAMES OF REPORTING PERSONS
James B. Fleming, Jr.

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☑
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-
	6	SHARED VOTING POWER
11,297,902
	7	SOLE DISPOSITIVE POWER
-0-
	8	SHARED DISPOSITIVE POWER 11,297,902
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11,297,902
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11		PERCENT OF CLASS REPRESENTED IN ROW (9)
14.42%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

1		NAMES OF REPORTING PERSONS
R. Phillip Herget, III

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☑
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-
	6	SHARED VOTING POWER
11,297,902
	7	SOLE DISPOSITIVE POWER
-0-
	8	SHARED DISPOSITIVE POWER 11,297,902
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11,297,902
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11		PERCENT OF CLASS REPRESENTED IN ROW (9)
14.42%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

Item 1(a)             Name of Issuer:

The name of the issuer is Millennial Media, Inc. (the “Company”).

Item 1(b)	Address of Issuer’s Principal Executive Offices:

The Company's principal executive office is located at 2400 Boston Street, Suite 201, Baltimore, MD 21224.

Item 2(a)	Name of Person Filing:

This statement is jointly filed by and on behalf of each of Columbia Capital Equity Partners IV (QP), L.P. (“CCEP IV (QP)”), Columbia Capital Equity Partners IV (QPCO), L.P. (“CCEP IV (QPCO)”), Columbia Capital Employee Investors IV, L.P. (“CCEI IV”), Columbia Capital Equity Partners IV, L.P. (“CCEP IV”), Columbia Capital IV, LLC (“CC IV”), Harry F. Hopper, III, James B. Fleming, Jr. and R. Phillip Herget, III (collectively, the “Reporting Persons”).

CCEP IV (QP), CCEP IV (QPCO), and CCEI IV each hold shares of common stock of the Issuer.  CCEP IV is the general partner of, and may be deemed to beneficially own securities beneficially owned by, CCEP IV (QP) and CCEP IV (QPCO).  CC IV is the investment manager of, and may be deemed to beneficially own securities beneficially owned by, CCEP IV.  CC IV also is the general partner of, and may be deemed to beneficially own securities beneficially owned by, CCEI IV. Each of Harry F. Hopper, III, James B. Fleming, Jr. and R. Phillip Herget, III is a managing member of, and may be deemed to beneficially own securities beneficially owned by, CC IV.

The Reporting Persons have entered into a Joint Filing Agreement, dated January 23, 2013, a copy of which is filed with this Schedule 13G as Exhibit 99.1, pursuant to which the Reporting Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act.

Item 2(b)	Address of Principal Business Office or, if none, Residence:

The address of the principal business office of each of the Reporting Persons is 201 North Union Street, Suite 300, Alexandria, Virginia 22314.

Item 2(c)	Citizenship:

See Item 4 on the cover pages hereto.

Item 2(d)	Title of Class of Securities:

Common Stock

Item 2(e)	CUSIP No.:

60040N105

Item 3	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

Not Applicable.

Item 4	Ownership:

(a) Amount beneficially owned

Columbia Capital Equity Partners IV (QP), L.P.	9,988,544
Columbia Capital Equity Partners IV (QPCO), L.P.	1,228,961
Columbia Capital Employee Investors IV, L.P.	80,397
Columbia Capital Equity Partners IV, L.P.	11,217,505
Columbia Capital IV, LLC	11,297,902
Harry F. Hopper, III	11,297,902
James B. Fleming, Jr.	11,297,902
R. Phillip Herget, III	11,297,902

(b) Percent of class:

Columbia Capital Equity Partners IV (QP), L.P.	12.75%
Columbia Capital Equity Partners IV (QPCO), L.P.	1.57%
Columbia Capital Employee Investors IV, L.P.	0.10%
Columbia Capital Equity Partners IV, L.P.	14.32%
Columbia Capital IV, LLC	14.42%
Harry F. Hopper, III	14.42%
James B. Fleming, Jr.	14.42%
R. Phillip Herget, III	14.42%

(c)	Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote:

-0- for all Reporting Persons.

(ii) Shared power to vote or to direct the vote:

Columbia Capital Equity Partners IV (QP), L.P.	9,988,544
Columbia Capital Equity Partners IV (QPCO), L.P.	1,228,961
Columbia Capital Employee Investors IV, L.P.	80,397
Columbia Capital Equity Partners IV, L.P.	11,217,505
Columbia Capital IV, LLC	11,297,902
Harry F. Hopper, III	11,297,902
James B. Fleming, Jr.	11,297,902
R. Phillip Herget, III	11,297,902

(iii) Sole power to dispose or to direct the disposition of:

-0- for all Reporting Persons.

(iv) Shared power to dispose or to direct the disposition of:

Columbia Capital Equity Partners IV (QP), L.P.	9,988,544
Columbia Capital Equity Partners IV (QPCO), L.P.	1,228,961
Columbia Capital Employee Investors IV, L.P.	80,397
Columbia Capital Equity Partners IV, L.P.	11,217,505
Columbia Capital IV, LLC	11,297,902
Harry F. Hopper, III	11,297,902
James B. Fleming, Jr.	11,297,902
R. Phillip Herget, III	11,297,902

Item 5	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6	Ownership of More Than Five Percent on Behalf of Another Person:

Not applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

Not applicable.

Item 8	Identification and Classification of Members of the Group:

Not applicable.

Item 9	Notice of Dissolution of Group:

Not applicable.

Item 10	Certification:

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 23, 2013

Columbia Capital Equity Partners IV (QP), L.P.

By:         Columbia Capital Equity Partners IV, L.P.
Its:          General Partner

By:         Columbia Capital IV, LLC
Its:          General Partner

By:         /s/ Donald A. Doering
Name:    Donald A. Doering
Title:      Executive Vice President

Columbia Capital Equity Partners IV (QPCO), L.P.

By:         Columbia Capital Equity Partners IV, L.P.
Its:          General Partner

By:         Columbia Capital IV, LLC
Its:          General Partner

By:         /s/ Donald A. Doering
Name:    Donald A. Doering
Title:      Executive Vice President

Columbia Capital Employee Investors IV, L.P.

By:         Columbia Capital IV, LLC
Its:          General Partner

By:         /s/ Donald A. Doering
Name:    Donald A. Doering
Title:      Executive Vice President

Columbia Capital IV, LLC

By:         /s/ Donald A. Doering
Name:    Donald A. Doering
Title:      Executive Vice President

Harry F. Hopper, III

By:         /s/ Donald A. Doering
Name:    Donald A. Doering
Title:      Attorney-in-Fact

James B. Fleming, Jr.

By:         /s/ Donald A. Doering
Name:    Donald A. Doering
Title:      Attorney-in-Fact

R. Phillip Herget, III

By:         /s/ Donald A. Doering
Name:    Donald A. Doering
Title:      Attorney-in-Fact

EXHIBIT INDEX

Exhibit	Description of Exhibit

24.1	Power of Attorney
99.1	Joint Filing Agreement